Exhibit 10.25

PERSONAL AND CONFIDENTIAL

December 21, 2010

Mr. Sam Rovit

Dear Sam,

I am very pleased to provide you with this letter confirming the verbal offer that has been extended to you for the position of Executive Vice President Strategy located in Northfield, Illinois, USA. If you accept our offer, we have discussed our interest in you joining Kraft as soon as possible. This letter sets forth all of the terms and conditions of the offer.

Listed below are details of your compensation and benefits that will apply to this offer.

Annualized Compensation (Range of Opportunity)

Target – Maximum

Annual Base Salary	$500,000

Annual Incentive Plan (Target – 60%)	$300,000 - $750,000

Long-Term Incentive Plan (Target – 85%)	$425,000 - $850,000

Annual Equity Award Range	$350,000 - $525,000

Total Annual Compensation	$1,575,000 - $2,625,000

*	Target as a percent of base salary.

Annual Incentive Plan

You will be eligible to participate in the Kraft Management Incentive Plan (MIP), which is the Company’s annual incentive program. Your target award opportunity under the MIP is equal to 60% of your base salary. The actual amount you will receive may be lower or higher depending on your individual performance and the performance of Kraft Foods Inc. Your 2011 award will be payable in March 2012. Your MIP eligibility will begin on your date of employment.

December 21, 2010

Long-Term Incentive Plan

Your LTIP eligibility will begin coincident with the 2011 – 2013 performance cycle. Your target opportunity under the LTIP is equal to 85% of your base salary at the beginning of the performance cycle. The actual award you will receive may be lower or higher depending upon the performance of Kraft Foods Inc. during the performance cycle. The form of award under this program is performance shares. The number of performance shares under the 2011 – 2013 performance cycle is equal to your target divided by the fair market value of Kraft stock on January 2, 2011, prorated for your date of hire.

Stock Program

Also, you will be eligible to participate in the Company’s stock award program. Stock awards are typically made on an annual basis, with the next award anticipated to be granted in the first quarter of 2011. Awards are delivered as follows: 50% of equity value is delivered in restricted stock and 50% in stock options. Actual award size is based on individual potential and performance. You will receive dividends on the restricted shares during the vesting period consistent in amount and timing with that of Common Stock shareholders.

Sign-On Incentives

In recognition of the loss of short-term and long-term incentives from your previous employer, upon hire, you will receive one-time sign-on incentives in the form of cash and restricted stock as follows:

Cash Sign-On Incentive	$800,000 paid as follows: one-half paid at hire and one-half paid on 1st anniversary; both payments will have a two-year repayment agreement

Equity Sign-On Incentive	$600,000 restricted stock award to vest one-half over two years; you will receive dividends on the shares during the vesting period consistent in amount and timing with that of Common Stock shareholders

If, prior to the end of the two-year repayment period, your employment with the Company ends due to involuntary termination for reasons other than cause, you will not be required to repay the cash sign-on amount.

Similarly, if prior to full vesting of the sign-on restricted shares granted per this offer letter, your employment with the Company ends due to involuntary termination for reasons other than cause, the value of the total number of unvested shares shall vest on the scheduled vesting dates. The number of shares that you will receive will be determined based upon the fair market value of Kraft Foods Inc. Common Stock on your date of hire.

December 21, 2010

For purposes of this offer letter, “cause” means: 1) continued failure to substantially perform the job’s duties (other than resulting from incapacity due to disability); 2) gross negligence, dishonesty, or violation of any reasonable rule or regulation of the Company where the violation results in significant damage to the Company; or 3) engaging in other conduct which materially adversely reflects on the Company.

The other terms and conditions set forth in Kraft’s standard Stock Award Agreement will apply.

Perquisites

You will be eligible for a company car allowance equal to $15,000 per year under the executive perquisite policy. You will also be eligible for an annual financial counseling allowance of $7,500. You may use any firm of your choosing and submit payments directly to the Company.

Stock Ownership Guidelines

You will be required to attain and hold Company stock equal in value to four times your base salary. You will have five years from your date of employment to achieve this level of ownership. Stock held for ownership determination includes common stock held directly or indirectly, unvested restricted stock or share equivalents held in the Company’s 401(k) plan. It does not include unexercised stock option shares.

Other Benefits

Your offer includes Kraft’s comprehensive benefits package available to full-time salaried employees. This benefits package is described in the enclosed Kraft Benefits Summary brochure. You will be eligible for four weeks of vacation. In addition, you are eligible for ten designated holidays and two personal days.

You will be a U.S. employee of Kraft Foods and your employment status will be governed by and shall be construed in accordance with the laws of the United States. As such, your status will be that of an “at will” employee. This means that either you or Kraft is free to terminate the employment relationship at any time, for any reason.

If your employment with the Company ends due to an involuntary termination other than for cause, you will receive severance arrangements no less favorable than those accorded recently terminated senior executives of the Company. The amount of any severance pay under such arrangements shall be paid in equal installments at the regularly scheduled dates for payment of salary to Kraft executives and beginning within 30 days of your termination.

Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)

December 21, 2010

If you are a “specified employee” (within the meaning of Code section 409A) as of your separation from service (within the meaning of Code section 409A): (a) payment of any amounts under this letter (or under any severance arrangement pursuant to this letter) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code section 409A) and which would otherwise be paid upon your separation from service shall not be paid before the date that is six months after the date of your separation from service and any amounts that cannot be paid by reason of this limitation shall be accumulated and paid on the first day of the seventh month following the date of your separation from service (within the meaning of Code section 409A); and (b) any welfare or other benefits (including under a severance arrangement) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code section 409A) and which would otherwise be provided upon your separation from service shall be provided at your sole cost during the first six-month period after your separation from service and, on the first day of the seventh month following your separation from service, the Company shall reimburse you for the portion of such costs that would have been payable by the Company for that period if you were not a specified employee.

Payment of any reimbursement amounts and the provision of benefits by the Company pursuant to this letter (including any reimbursements or benefits to be provided pursuant to a severance arrangement) which the Company determines constitute nonqualified deferred compensation (within the meaning of Code section 409A) shall be subject to the following:

(a)	the amount of the expenses eligible for reimbursement or the in-kind benefits provided during any calendar year shall not affect the amount of the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year;

(b)	the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)	your right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit.

This offer is contingent upon successful completion of our pre-employment checks, which may include a background screen, reference check, and post-offer drug test pursuant to testing procedures determined by Kraft Foods.

If you have any questions, I can be reached at the office at (XXX) XXX-XXXX or on my cell phone at (XXX) XXX-XXXX.

Sincerely,

/s/ Karen J. May

Karen J. May

December 21, 2010

Executive Vice President – Global Human Resources

I accept the offer as expressed above.

/s/ Sam Rovit	January 14, 2011
Signature	Date

Enclosure:	Kraft Foods Benefits Summary
Restricted Stock Agreement
Employee Expense Repayment Agreement

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